Exhibit 10.40

Letter Agreement between Company and IBK Capital
Corp. dated November 1, 2002 regarding non-exclusive assistance of IBK to seek corporate transaction for the Company.


IBK Capital Corp.
The Exchange Tower
130 King Street West, Suite 1180
Toronto, Ontario, Canada M5X 1E4

November 1, 2002

Mr. William E. Reid, President
U.S. Gold Corporation
Suite 100, 2201 Kipling Street
Lakewood, Colorado 80215-1545

Dear Bill:

In accordance with our recent discussions, IBK Capital
Corp. (IBK Capital) will assist U.S. Gold Corporation
(U.S. Gold or the Company), on a non-exclusive basis, in seeking to arrange and negotiate, on terms and conditions acceptable to the Company, a business arrangement (Business Arrangement) with a suitable party (MergeCo). As used herein, Business
Arrangement will mean (i) the acquisition, directly or indirectly, by MergeCo of nay or all of the shares of U.S.
gold by way of tender offer, exchange offer, negotiated purchase or open market purchases; and/or (ii) any merger, consolidation, reorganization, or other business arrangement to which the business of U.S. Gold is combined with that of MergeCo. The list of potential
MergeCos must be approved by U.S. Gold in advance in writing prior to any contact made by IBK Capital.

1. Commission

The Company agrees to pay IBK Capital on the closing date thereon, a commission equal to 3% of the total amount of the Business Arrangement. At the option of IBK Capital, the commission can be paid in cash or in shares of U.S. Gold, or a combination thereof. The total amount of the Business Arrangement is equal to the implied value of the Company under the Business
Arrangement at the time the Business Arrangement is announced.

The Company also agrees to pay IBK Capital for any reasonable out-of-pocket expense, to be approved in writing, incurred in connection with its activities hereunder. Any travel-related expenses are to be approved in writing by the Company in advance.

2. Term

The appointment of IBK capital pursuant to this agreement will be effective from the date first written above and will continue for twelve months. This agreement may, however, be terminated by the Company or IBK Capital upon notice in writing or otherwise to the other party. It is understood that in the event of the termination or expiry of this agreement, IBK Capital retains the right to be paid any out-of-pocket expenses incurred by it and due to it pursuant to section 1 above, on or before the date of such termination or expiry.

3. Information

The Company will furnish to IBK Capital the most up to date information concerning the Company and its assets as is available. All such information (the Information) will be kept confidential by IBK Capital, except such of the information as has been made public by the Company.
All approved IBK Capital contacts must sign a confidentiality agreement prior to IBK Capital providing the contact with any non-public information pertaining to U.S. Gold.

4. Indemnification

The Company agrees to notify IBK Capital promptly of an assertions against it or any other person of any claim or the commencement of any action or proceedings related to any transaction contemplated by this agreement.

The Company agrees to indemnify and hold harmless IBK Capital, its directors, employees, agents and controlling persons (each being an Indemnified Party) from and against any and all losses, claims, damages, liabilities and expenses, joint or several to which such Indemnified Party may become subject under any applicable
Canadian Federal or Provincial law which are caused by or arise out of (i) any untrue statement or alleged untrue statement of a material fact contained in the Information or the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made, or (ii) any transaction contemplated under this agreement or IBK Capital's providing the services to the Company pursuant to this agreement. However, such indemnity will not apply under this clause to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted primarily from the gross negligence or bad faith of IBK Capital in rendering the services to the Company pursuant to this agreement.

In the event IBK Capital appears as a witness in any action brought against the Company in which an Indemnified Party is not named as a defendant, the Company agrees to reimburse IBK Capital for all reasonable expenses incurred by it in connection with so appearing and to compensate IBK Capital in an amount to be mutually agreed upon.

5.  Jurisdiction

The terms of this agreement shall be interpreted by and construed in accordance with and governed by the laws of the Province of Ontario.

If the foregoing terms correctly set forth the terms of this agreement between the Company and IBK capital, please confirm this by signing and returning to IBK Capital the duplicate copy of this letter.

Yours very truly,
IBK Capital Corp.
By /s/ William F. White
President

Accepted as of the date first written above:

U.S. Gold Corporation
By /s/ William W. Reid
President